Exhibit 10.1

6 November 2012

Leon Richards

55 Old West Mountain Road

Ridgefield, CT 06877

Dear Mr. Richards:

This offer supersedes all previous offers. On behalf of Transgenomic, Inc., I am pleased to offer you the position of Corporate Controller. Compensation for the position consists of a base salary, variable compensation plan, and health and welfare benefits. The details of the offer include:

•	The base salary will be $7,291.67 per semi-monthly pay period. This is a full-time exempt position.
•	A bonus opportunity of 25% of salary for meeting the corporate objectives as defined by the Board of Directors.
•	50,000 incentive stock options subject to the approval of the Compensation Committee of the Board of Directors. Stock options are issued the first day of the quarter following your hire date, January 1st. Stock options carry a 3 year vesting schedule.
•	In the event that, during the term your employment, Transgenomic, Inc. is acquired or merged into another entity, Transgenomic, Inc. will honor a severance payment in the event that your position was eliminated provided the position elimination occurs within six (6) months of the acquisition. The severance payment will be paid equal to the amount of your than current annual base salary for a period of six (6) months and will be subject to applicable income tax withholding consistent with the normal payroll practices.
•	The severance payment will not be made if you are terminated for “Just Cause” being defined as any criminal act (felony) being committed, if there is a an act of fraud or dishonesty toward the Company, willful refusal to perform or substantial disregard of the duties properly assigned, significant violation common law or a material violation, or intentionally takes any other action materially detrimental to the best interest of the Company
•	A comprehensive benefits program offered to fulltime employees: medical, dental, vision, life insurance, and disability coverage. Benefits for yourself and your eligible dependents begin the first of the month following your hire date.
•	The 401(k) retirement plan and matching contributions begin the first day of each month.
•	10 paid holidays per year.
•	64 hours of personal time, pro-rated for the remainder of 2012.
•	Vacation benefits will accrue at a rate of 5.00 hours per pay period.

Richards page 2

Your employment will be contingent upon the following items:

•	Signing and returning this offer letter within 24 hours,
•	Successfully completing reference checks,
•	Signing the Confidentiality Agreement,
•	Passing a pre-employment drug test,
•	Successfully completing a background check with results acceptable to the Company.

In accordance with the Federal Immigration Law, please be prepared to provide documentation that verifies U.S. Citizenship for the lawful right to accept employment in the United States.

Thank you for your interest in employment with Transgenomic. Should you accept this offer we will begin conducting a background check and pre-employment drug test. Your tentative start date will be 12 November 2012, provided we have received acceptable results of the drug screen and background check. No oral offers have been made to you that are not addressed in this letter. If you have any questions about our offer or the company in general, feel free to contact me. I can be reached at 402-452-5449.

Sincerely,

Stephanie Kahl, SPHR

Director Human Resources

/s/ Leon Richards	11/6/12
Signature of Acceptance	Date